Exhibit 99.1

News From:                                         Stewart & Stevenson
                                                   Corporate Headquarters
                                                   P.O. Box 1637
                                                   Houston, TX  77251-1637
FOR IMMEDIATE RELEASE:

STEWART & STEVENSON TACTICAL VEHICLE SYSTEMS AWARDED
CONTRACT TO BUILD FIVE-TON TRACTORS FOR NATIONAL GUARD

      HOUSTON, Texas, April 19, 2000 - STEWART & STEVENSON SERVICES, INC. (NASDAQ:SSSS), a leading manufacturer, distributor, and provider of service for industrial and energy related equipment, and a manufacturer of medium tactical vehicles for the U.S. Army, announced that its Tactical Vehicle Systems Division in Sealy, Texas, has been awarded an $11.5 million modification of a production contract. The modification exercises an option for the delivery of 79 FMTV A1 (Family of Medium Tactical Vehicles) five-ton tractor trucks for use by the U.S. Army National Guard (ARNG). The vehicles will be delivered during the first and second quarter of 2001.

      The tractors, one of the variants of the FMTV produced by TVS, are used in conjunction with semi-trailers and are a major component in the Department of Defense contingency plans for the movement of key supplies and material.

      "The National Guard has significant shortages of the tractors," said Richard M. Wiater, Vice President and General Manager of Stewart & Stevenson's Tactical Vehicle Systems Division in Sealy. "The current vehicles in its fleet lack required capabilities and are old and costly to maintain." This award is a step in the process to modernize the National Guard's capabilities and improve unit readiness.

      Production of the FMTV A1 started in September 1999. Stewart & Stevenson will build approximately 7,800 FMTV A1s and some 1,500 companion trailers through the year 2003 under a $1.4 billion multi-year contract with the Army. The new, improved A1 model follows production of some 11,000 FMTV A0's built for the Army by TVS between 1993 and late 1998.

      The FMTV A1 has proven its ability to operate successfully for long periods during demanding U.S. government-run Production Verification Tests. During these tests, the A1 Models recorded more than 13,000 mean miles between hardware mission failure against a contract reliability requirement of 5,500 miles. The original FMTV A0, first fielded in 1996, demonstrated more than double the contract specified reliability requirements.
This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Stewart & Stevenson believes that its expectations, as expressed in these statements, are based on reasonable assumptions regarding the risks and uncertainties inherent in achieving those expectations. These statements are not, however, guarantees of future performance and actual results may differ materially. The most important factors that may cause actual results to differ from our expectations are risk of cancellation, adjustment or termination of the FMTV procurement program; unilateral changes directed by the
U. S. Army in the scope or timing of the program; and future government budgeting. Other risk factors are listed in Stewart & Stevenson Services, Inc. annual report to the Securities and Exchange Commission on Form 10-K for the year ended January 31, 1999, and Quarterly Report to the Securities and Exchange Commission on Form 10-Q for the three and nine months ended October 31, 1999.

Contact:   Mr. David R. Stewart
           Treasurer
Phone:     (713) 868-7657
Fax:       (713) 863-1519
Email:     d.stewart@ssss.com
           HTTP://www.ssss.com